Exhibit 99.1

News Release
For:	Cornerstone Bank
Release Date:	Immediate
Contact:	Norm Osborn, 252/243-5588

CB Financial Corp. Announces 5% Stock Dividend

WILSON — The board of directors of CB Financial Corp., the holding company of Cornerstone Bank, has approved a five percent stock dividend to be issued August 31, 2006 for all shareholders of record as of July 31, 2006.

This stock dividend is the fifth since Cornerstone Bank opened in March 2000, and the second since CB Financial Corp. formed in 2005. Original shareholders of the Bank now own a minimum of 32% more stock, and the dollar value, based on current trades, indicates nearly a doubling of their initial investment.

“For five consecutive years we have rewarded our shareholders with additional stock,” chairman Tom Brown said in making the announcement. “This is the ultimate proof of our success and our acceptance in this community. We continue to grow with the Wilson area, and our shareholders are realizing the long-term benefits of supporting this Bank.”

Cornerstone Bank has grown to $157 million in assets and has sustained profits since its fifth quarter of existence.

For more information about Cornerstone Bank, its products and services, call 252/243-5588.
July 17, 2006